As filed with the Securities and Exchange Commission on December 8, 2008

Registration No. 333-67356

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELECTRO SCIENTIFIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	93-0370304
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13900 N.W. Science Park Drive
Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

Electro Scientific Industries, Inc. 2000 Stock Option Plan

(Full title of the plan)

Paul Oldham

Vice President of Administration, Chief Financial Officer and Corporate Secretary

Electro Scientific Industries, Inc.

13900 N.W. Science Park Drive

Portland, Oregon 97229

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(503) 641-4141

Copy to:

Steven Hull

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Electro Scientific Industries, Inc. (the “Registrant”) is filing this Post-Effective Amendment No.1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-67356 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) with respect to shares of the Registrant’s common stock, to be offered and sold pursuant to the Registrant’s 2000 Stock Option Plan (the “2000 Plan”). A total of 2,250,000 shares of common stock were registered for issuance under the 2000 Plan pursuant to the Registration Statement and the registration statement on Form S-8 bearing Registration No. 333-55060.

The 2000 Plan has since been superseded by the Registrant’s 2004 Stock Incentive Plan (the “2004 Plan”), except with respect to options and other awards outstanding under the 2000 Plan as of October 15, 2004 (the “Approval Date”). According to the terms of the 2004 Plan, the shares of common stock that were previously reserved and available for grant under the 2000 Plan as of the Approval Date plus any shares granted under the 2000 Plan that subsequently became available for grant under the 2000 Plan through the expiration, termination, forfeiture or cancellation of grants (collectively, the “Carry Over Shares”), are included in the reserve of shares available for issuance under the 2004 Plan. The total number of Carry Over Shares on November 1, 2008 was 1,130,080. These 1,130,080 Carry Over Shares are hereby deregistered. The registration statements otherwise remains in effect as to the shares of common stock outstanding under the 2000 Plan.

Contemporaneously with this Post-Effective Amendment No.1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of common stock available for offer or sale pursuant to the 2004 Plan, including the Carry Over Shares.

In accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No.1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the 1,130,080 Carry Over Shares from the 2000 Plan to the 2004 Plan and (ii) to carry over from the 2000 Plan Registration Statement the registration fees paid for the Carry Over Shares being registered under the 2004 Plan Registration Statement on Form S-8.

To the extent any additional shares of common stock that remain subject to outstanding awards under the 2000 Plan otherwise would have been returned to the 2000 Plan after November 1, 2008 on account of expiration, termination, forfeiture, or cancellation, those shares of common stock instead will be included in the reserve of shares of common stock for issuance under the 2004 Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Registration Statement and additional Registration Statement(s) on Form S-8 to carry forward such shares of common stock from the 2000 Plan to the 2004 Plan for issuance thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 5th day of December, 2008.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By	/s/ NICHOLAS KONIDARIS
Nicholas Konidaris,
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons on December 5, 2008 in the capacities indicated.

	Signature	Title
(1)	Principal Executive Officer:

	/s/ NICHOLAS KONIDARIS Nicholas Konidaris	President, Chief Executive Officer and Director

(2)	Principal Financial Officer:

	/s/ PAUL OLDHAM Paul Oldham	Vice President of Administration, Chief Financial Officer and Corporate Secretary

(3)	Principal Accounting Officer:

	/s/ KERRY MUSTOE Kerry Mustoe	Corporate Controller and Chief Accounting Officer

(4)	Directors:

	/s/ FREDERICK A. BALL Frederick A. Ball	Director

	Edward C. Grady	Director

	/s/ RICHARD J. FAUBERT Richard J. Faubert	Director

	/s/ BARRY L. HARMON Barry L. Harmon	Director

	/s/ W. ARTHUR PORTER W. Arthur Porter	Director

	/s/ GERALD F. TAYLOR Gerald F. Taylor	Director

	Keith L. Thomson	Director

	/s/ JON D. TOMPKINS Jon D. Tompkins	Chairman of the Board

	/s/ ROBERT R. WALKER Robert R. Walker	Director